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                     February 10, 2023

       Zachary Tarica
       Chief Operating Officer
       Forest Road Acquisition Corp. II
       1177 Avenue of the Americas, 5th Floor
       New York, NY 10036

                                                        Re: Forest Road
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 6,
2023
                                                            File No. 001-40181

       Dear Zachary Tarica:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joshua N. Englard, Esq.